UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                               (Amendment No. 1)*

                              CONVERIUM HOLDING AG
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                Registered Shares
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     7248256
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

CUSIP No.  7248256

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
   1
         Zuercher Kantonalbank
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a) [ ]
         (b) [ ]
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   3     SEC USE ONLY

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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Switzerland
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                      5    SOLE VOTING POWER
     NUMBER OF             16,100,570
      SHARES          ---------------------------------------------------------
   BENEFICIALLY       6    SHARED VOTING POWER
     OWNED BY               0
       EACH           ---------------------------------------------------------
     REPORTING        7    SOLD DISPOSITIVE POWER
      PERSON               16,100,570
       WITH           ---------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER
                           0

-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,100,570
-------------------------------------------------------------------------------
   10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                      [ ]
-------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         11.0%
-------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON (See Instructions)

         CO
-------------------------------------------------------------------------------

                                Page 2 of 5 pages

Item 1.

(a)   Name of Issuer

           Converium Holding AG

(b)   Address of Issuer's Principal Executive Offices

           Dammstrasse 19
           CH-6301 Zug
           Switzerland

Item 2.

(a)   Name of Person Filing

           Zuercher Kantonalbank

(b)   Address of Principal Business Office or, if none, Residence

           Bahnhofstr. 9
           P.O. Box
           CH-8001 Zurich
           Switzerland

(c)   Citizenship

           Switzerland

(d)   Title of Class of Securities

           Registered Shares

(e)   CUSIP Number

           7248256

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)     [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o);

(b)     [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)     [ ] Insurance company as defined in section 3(a)(19) of the Act
            (15 U.S.C. 78c);

(d)     [ ] Investment company registered under section 8 of the Investment
            Company Act of 1940 (15 U.S.C. 80a-8);


                                Page 3 of 5 pages

(e)     [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f)     [ ] An employee benefit plan or endowment fund in accordance with
            ss.240.13d-1(b)(1)(ii)(F);

(g)     [ ] A parent holding company or control person in accordance with
            ss.240.13d-1(b)(1)(ii)(G);

(h)     [ ] A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i)     [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)     [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.    Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)   Amount beneficially owned:  16,100,570.
                                 -----------

(b)   Percent of class:      11.0%.
                            ------

(c)   Number of shares as to which the person has:

        (i)   Sole power to vote or to direct the vote  16,100,570.
                                                       -----------

        (ii)  Shared power to vote or to direct the vote         0.
                                                         ---------

        (iii) Sole power to dispose or to direct the disposition of  16,100,570.
                                                                    -----------

        (iv)  Shared power to dispose or to direct the disposition of         0.
                                                                      ---------

Item 5.    Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

      No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares of Registered Shares held by the reporting person.


                                Page 4 of 5 pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Member of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

(a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                January 25, 2007
                                        --------------------------------------
                                                       Date

                                               /s/ Peter Holtschi
                                        --------------------------------------
                                                     Signature

                                        Peter Holtschi, Deputy General Counsel
                                        --------------------------------------
                                                    Name/Title


                                               /s/ Johanna Preisig
                                        --------------------------------------
                                                     Signature

                                           Johanna Preisig, Compliance Officer
                                        --------------------------------------
                                                    Name/Title


                                Page 5 of 5 pages